AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 2004
                                                           REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------
                                    FORM S-6
                    For Registration Under the Securities Act
                    of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2
                            -------------------------

A.    EXACT NAME OF TRUST:      Empire State Municipal Exempt Trust,
                                Guaranteed Series 182

B.    NAME OF DEPOSITORS:       Glickenhaus & Co.
                                Lebenthal, a division of Advest, Inc.

C.    COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:
            Glickenhaus & Co.              Lebenthal, a division of Advest, Inc.
            6 East 43rd Street             90 State House Square
            New York, New York 10017       Hartford, Connecticut  06103

D.    NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                       COPY OF COMMENTS TO:
SETH M. GLICKENHAUS       DAVID A. HOROWITZ            MICHAEL R. ROSELLA, ESQ.
Glickenhaus & Co.         Lebenthal, a division of     Paul, Hastings, Janofsky
6 East 43rd Street         Advest, Inc.                  & Walker LLP
New York, New York 10017  90 State House Square        75 East 55th Street
                          Hartford, Connecticut 06103  New York, New York 10022
                                                       (212) 318-6800

E.    TITLE OF SECURITIES BEING REGISTERED:
            An indefinite number of Units of beneficial interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.    APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
            As soon as practicable after the effective date of the Registration Statement.

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      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
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                              SUBJECT TO COMPLETION
                         ISSUE DATE: SEPTEMBER 23, 2004



                       EMPIRE STATE MUNICIPAL EXEMPT TRUST
                              GUARANTEED SERIES 182

      A final prospectus for a prior Guaranteed Series of Empire State Municipal Exempt Trust is hereby incorporated by reference and used as a preliminary prospectus for Guaranteed Series 182. Except as noted below, the narrative information and structure of the final prospectus for this Series will be substantially the same as that of the attached final prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different because each Series has a unique portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only. Ratings of the securities in this Series are expected to be comparable to those of the securities deposited in the previous Series. However, the estimated current return and estimated long term return for this Series will depend on the interest rates and offering prices of the securities in this Series and may vary materially from that of the previous Series. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of and immediately prior to the effectiveness of the registration statement relating to Units of this Series.

      The  Securities  and Exchange  Commission  has not approved or disapproved
these  securities  or  passed  upon  the  adequacy  of  this   Prospectus.   Any
representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           PART II--ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A--BONDING ARRANGEMENTS

      The employees of Glickenhaus & Co. and Advest, Inc. are each covered under a Stockbrokers' Blanket Policy, in the respective aggregate amounts of $10,000,000 and $20,000,000.

ITEM B--CONTENTS OF REGISTRATION STATEMENT

      This Registration Statement on Form S-6 comprises the following papers and documents:

          The facing sheet on Form S-6.
          The Prospectus consisting of   pages.
          Undertaking To File Reports.
          Signatures.

          Written consents of the following persons:
             *Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 99.3.1) *Grant Thornton LLP
             *CapeLogic, Inc. (included in Exhibit 99.5.1)

          Listed below are the names and registration numbers of previous series of Empire State Municipal Exempt Trust, the final prospectus of which, if properly supplemented, might be used as a preliminary prospectus for Empire State Municipal Exempt Trust, Guaranteed Series 174. These final prospectuses are incorporated herein by reference:

                Empire State Municipal Exempt Trust, Guaranteed Series 178 (Registration No. 333-115875)
                Empire State Municipal Exempt Trust, Guaranteed Series 179 (Registration No. 333-116614)

The following exhibits:

      99.1.1      --    Form of Reference Trust Agreement including certain
                        Amendments to the Trust Indenture and Agreement referred to under Exhibit 99.1.1 below (filed as Exhibit 1.1 to Amendment No.1 to Form S-6 Registration Statement No.
                        333-45674 of Empire State Municipal Exempt Trust,
                        Guaranteed Series 155 on November 16, 2000, and incorporated herein by reference).

      99.1.1.1    --    Trust Indenture and Agreement dated December 18, 1990
                        (filed as Exhibit 1.1.1 to Amendment No. 1 to Form S-6
                        Registration Statement No. 333-17307 of Empire State
                        Municipal Exempt Trust, Guaranteed Series 134 on April
                        2, 1997, and incorporated herein by reference).

      99.1.3      --    Form of Agreement Among Underwriters and Selected
                        Dealers Agreement (filed as Exhibit 99.1.3 to Amendment
                        No. 1 to Form S-6 Registration Statement No. 333-88434 of Empire State Municipal Exempt Trust, Guaranteed
                        Series 165 on July 11, 2002, and incorporated herein by reference).

      99.1.6(a)   --    Certificate of Limited Partnership of Glickenhaus &
                        Co. (filed as Exhibit 4a to Amendment No. 14 to Form
                        N-8B-2 Registration Statement No. 811-02838 of


--------------------
* To be filed by amendment.

                        Empire State Municipal Exempt Trust on October 31, 2002, and incorporated herein by reference).

      99.1.6(b)   --    Certificate of Adoption of Revised Limited
                        Partnership Act by Glickenhaus & Co., as amended (filed as Exhibit 4b to Amendment No. 14 to Form N-8B-2
                        Registration Statement No. 811-02838 of Empire State
                        Municipal Exempt Trust on October 31, 2002, and incorporated herein by reference).

      99.1.6(c)   --    Fourth Amended and Restated Agreement of Limited
                        Partnership of Glickenhaus & Co., as amended (filed as
                        Exhibit 4c to Amendment No. 14 to Form N-8B-2
                        Registration Statement No. 811-02838 of Empire State
                        Municipal Exempt Trust on October 31, 2002, and incorporated herein by reference).

      99.1.6.1    --    Certificate of Incorporation of Advest, Inc. (filed as
                        Exhibit 99.1.6.1 to Amendment No. 1 to Form S-6
                        Registration Statement No. 333-88434 of Empire State
                        Municipal Exempt Trust, Guaranteed Series 165 on July
                        11, 2002, and incorporated herein by reference).

      99.1.6.2    --    By-Laws of Advest, Inc. (filed as Exhibit 99.1.6.2 to
                        Amendment No. 1 to Form S-6 Registration Statement No.
                        333-88434 of Empire State Municipal Exempt Trust,
                        Guaranteed Series 165 on July 11, 2002, and incorporated herein by reference).

      *99.1.7     --    Insurance Policy obtained by the Trust.

      99.1.7(a)   --    Form of Master Letter Agreement of Municipal Bond
                        Investors Assurance Corporation (filed as Exhibit
                        99.1.7(a) to Amendment No. 1 to Form S-6 Registration
                        Statement No. 333-88434 of Empire State Municipal Exempt
                        Trust, Guaranteed Series 165 on July 11, 2002, and incorporated herein by reference).

      99.1.7(b)   --    Form of Permanent Insurance Policy of Municipal Bond
                        Investors Assurance Corporation (filed as Exhibit
                        99.1.7(b) to Amendment No. 1 to Form S-6 Registration
                        Statement No. 333-88434 of Empire State Municipal Exempt
                        Trust, Guaranteed Series 165 on July 11, 2002, and incorporated herein by reference).

      99.2.1      --    Form of Certificate (filed as Exhibit 2.1 to Amendment
                        No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed
                        Series 134 on April 2, 1997, and incorporated herein by reference).

      *99.3.1     --    Opinion of Paul, Hastings, Janofsky & Walker LLP as to
                        the legality of the securities being registered.

      99.4.4      --    Stockbrokers' Bond and Policy, Form B for Glickenhaus &
                        Co. (filed as Exhibit 99.4.4 to Amendment No. 1 to Form
                        S-6 Registration Statement No. 333-88434 of Empire State
                        Municipal Exempt Trust, Guaranteed Series 165 on July
                        11, 2002, and incorporated herein by reference).

      99.4.5      --    Form of Stockbrokers' Blanket Bond Policy, Standard Form
                        No. 14, Form No. 24 and Form No. 25 for Advest, Inc.
                        (filed as Exhibit 99.4.5 to Amendment No. 1 to Form S-6
                        Registration Statement No. 333-88434 of Empire State
                        Municipal Exempt Trust, Guaranteed Series 165 on July
                        11, 2002, and incorporated herein by reference).


--------------------
* To be filed by amendment.

      *99.5.1     --    Consent to be Evaluator of Capelogic, Inc.

      *99.5.2     --    Affirmation Letter of Moody's Investors Service.

      99.6.1      --    Copies of Powers of Attorney of General Partners of
                        Glickenhaus & Co. (filed as Exhibit 6.1 to Amendment No.
                        1 to Form S-6 Registration Statement No. 333-89553 of
                        Empire State Municipal Exempt Trust, Guaranteed Series
                        149 on December 9, 1999, and incorporated herein by reference).

      99.6.2      --    Copies of Powers of Attorney of Directors and certain
                        officers of Advest, Inc. (filed as Exhibit 99.6.2 to
                        Amendment No. 1 to Form S-6 Registration Statement No.
                        333-88434 of Empire State Municipal Exempt Trust,
                        Guaranteed Series 165 on July 11, 2002, and incorporated herein by reference).

      99.6.3      --    Copies of Powers of Attorney of Directors of Advest,
                        Inc. (filed as Exhibit 99.6.3 to Post-Effective
                        Amendment No. 4 to Form S-6 Registration Statement
                        No. 333-42455 of Empire State Municipal Exempt Trust,
                        Guaranteed Series 140 on July 26, 2002, and incorporated herein by reference).

      99.6.4      --    Copies of Power of Attorney of Director of Advest,
                        Inc. (filed as Exhibit 99.6.4 to Registration
                        Statement No. 333-107655 of Empire State Municipal
                        Exempt Trust, Guaranteed Series 174 on November 19,
                        2003, and incorporated here in by reference).

      99.6.5      --    Copies of Power of Attorney of Director of Advest,
                        Inc. (filed as Exhibit 99.6.5 to Registration
                        Statement No. 333-115874 of Empire State Municipal
                        Exempt Trust, Guaranteed Series 177 on June 9, 2004, and incorporated herein by reference).

      99.7.1      --    Code of Ethics of Advest, Inc. (filed as Exhibit 99.7.1
                        to Amendment No. 1 to Form S-6 Registration Statement
                        No. 333-88434 of Empire State Municipal Exempt Trust,
                        Guaranteed Series 165 on July 11, 2002, and incorporated herein by reference).

      99.7.2      --    Code of Ethics of Glickenhaus & Co. (filed as Exhibit
                        99.7.2 to Post-Effective Amendment No. 4 to Form S-6
                        Registration Statement No. 333-42455 of Empire State
                        Municipal Exempt Trust, Guaranteed Series 140 on July
                        26, 2002, and incorporated herein by reference).


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* To be filed by amendment.

                           UNDERTAKING TO FILE REPORTS

      Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 182 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 23rd day of September, 2004.

                                    EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                    GUARANTEED SERIES 182

                                    By:   GLICKENHAUS & CO.
                                       -----------------------------------------
                                            (Sponsor)


                                    By: /s/  MICHAEL J. LYNCH
                                       -----------------------------------------
                                        (Michael J. Lynch, Authorized Signatory)


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                  TITLE                 DATE
----                                  -----                 ----

JAMES M. GLICKENHAUS*                 General Partner
------------------------
(James M. Glickenhaus)

SETH M. GLICKENHAUS*                  General Partner,
------------------------              Chief Investment
(Seth M. Glickenhaus)                 Officer

*By: /s/ MICHAEL J. LYNCH                                   September 23, 2004
    -------------------------
    (Michael J. Lynch,
     Attorney-in-Fact)



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* Executed copies of powers of attorney were filed as Exhibit 6.1 to Registration Statement No. 333-89553 on December 9, 1999.

                           UNDERTAKING TO FILE REPORTS

      Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 182 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 23rd day of September, 2004.

                                    EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                    GUARANTEED SERIES 182

                                   By:   LEBENTHAL, A DIVISION OF ADVEST, INC.
                                         ---------------------------------------
                                                       (Sponsor)

                                   By          /S/ DAVID G. WOJDYL
                                         ---------------------------------------
                                         (David G. Wojdyl, Authorized Signatory)

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                             TITLE                     DATE
----                             -----                     ----

DANIEL J. MULLANE*               Director, President,
                                 Chief Executive
                                 Officer, Chairman
JASON DIAMOND*                   Director, Chief
                                 Financial Officer,
                                 Treasurer
WILLIAM R. BURNS****             Director
HARRY M. CANAVESI*               Director
WILLIAM A. CHOLAWA*              Director
DONALD J. CRISTO****             Director
JAMES FERNBERGER**               Director
ALLAN M. FINK*                   Director
GAY B. FOSTER*                   Director
BERNARD T. GACONA*               Director
GARRY L. HOGAN**                 Director
JAMES W. KEIM, JR.****           Director
LEE G. KUCKRO*                   Director
ALEXANDRA LEBENTHAL**            Director
JUDITH A. McCANN*                Director
ROBERT D. MEYERS*                Director
ROBERT T. MIKKELSON*             Director
STEVEN M. NUSSBAUM*              Director
ROBERT F. OLSEN*                 Director
JAMES R. ORVIS*                  Director
JAMES M. PUCCI*                  Director
RICHARD E. RYALL****             Director                  September 23, 2004
JAY H. SALKIN*                   Director
PHILLIP M. SKIDMORE*             Director
MICHAEL J. VOGELZANG*            Director
CHRISTOPHER WILKINSON****        Director
DORAN M. YOUNG*                  Director


*By:    /S/ DAVID G. WOJDYL
     -------------------------
         (David G. Wojdyl,
          Attorney-In-Fact)

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* Executed copies of the Powers of Attorney were filed as Exhibit 6.1 to Registration Statement No. 333-88434 on July 11, 2002.

** Executed copies of the Powers of Attorney were filed as Exhibit 6.2 to Post-Effective Amendment No. 4 to Registration Statement 333-42455 on July 26, 2002.

*** Executed copy of the Power of Attorney was filed as Exhibit 99.6.4 to Registration Statement No. 333-107655 on November 13, 2003.

**** Executed copies of the Powers of Attorney were filed as Exhibit 99.6.5 to Registration Statement No. 333-115874 on June 9, 2004.